Exhibit 3.41

Business License

(Duplicate) (2-1)

Unified Social Credit Identifier: 91440300MA5GEKC08C

Enterprise Name: Baode Supply Chain (Shenzhen) Co., Ltd

Type of Enterprise: Limited Liability Company

Address: B402, building 12, hourui second industrial zone, hourui community, Hangcheng street, Bao’an District, Shenzhen

Legal Representative: MA SHILIANG

Registered Capital: RMB3000,0000

Validity Term: Sustainable operation

Date of Establishment: 20 October2020

Scope of operation: Sales of primary agricultural products; Supply chain management and related supporting services; Wholesale of edible agricultural products; Wholesale of fresh vegetables; Edible fungi wholesale; Seafood dry wholesale; Wholesale of food additives; Wholesale of aquatic products; Fruit retail; Fruit wholesale; Wholesale of eggs; Retail of eggs; Frozen meat wholesale; Wholesale of vegetables; Vegetable retail; Wholesale of dried fruits and nuts; Wholesale of fresh meat (beef and mutton only); Wholesale of fresh meat (only for pigs, cattle and mutton); Fresh meat segmentation processing (limited to pork); Fresh meat segmentation processing (limited to beef); Fresh meat segmentation processing (limited to mutton); Fresh meat, chilled meat distribution; Retail fresh meat (pork, beef and mutton only); Retail of frozen meat; Retail chilled meat (pork, beef, mutton only); Retail fresh meat (beef and mutton only); Retail of other meat (except pork, beef and mutton); Retail of dried fruits and nuts; Dry seafood retail; Retail of aquatic products; Retail of food additives; Retail of edible fungi; Seasoning wholesale, domestic trade, import and export of goods and technology（ Except for the items that must be approved before registration according to laws, administrative regulations and decisions of the State Council), the licensed business items are: wholesale of prepackaged food; Wholesale of bulk food; Wholesale of meat products (except fresh meat and chilled meat); Retail of meat products; Bulk food retail; Bean products manufacturing; Retail of bean products; Pastry, bread retail; Grain and oil retail; Retail of prepackaged food; Condiment retail; Dairy products manufacturing; Retail of dairy products; Wholesale and retail of alcohol; Health food sales.